Exhibit 10.2 to 2010 10-K

SEVERANCE AGREEMENT AND RELEASE OF ALL CLAIMS

This Severance Agreement and Release of all Claims (the “Agreement”) is made and entered into by and between Convergys Corporation for itself and on behalf of its subsidiaries and related entities (collectively referred to as “CONVERGYS”) and Clark D. Handy (“EMPLOYEE”).

WHEREAS, effective November 2, 2010 (the “Termination Date”), EMPLOYEE will cease to be employed by CONVERGYS; and

WHEREAS, the parties desire to resolve all issues related to EMPLOYEE’s employment and separation from employment with CONVERGYS;

NOW, THEREFORE, in consideration of the mutual promises in this Agreement the parties agree and covenant as follows:

A. Termination of Employment.

1.	EMPLOYEE’s employment with CONVERGYS shall be terminated effective November 2, 2010. EMPLOYEE and CONVERGYS have previously jointly announced his plans to retire.

2.	CONVERGYS agrees to keep EMPLOYEE’s CONVERGYS work email address and voice mail active through April 30, 2011 (or such earlier time as EMPLOYEE becomes employed), to the extent of providing an outgoing message in response to those who contact such accounts, as follows: “Clark Handy has elected early retirement from Convergys Corporation as its Senior Vice President, Human Resources. You may reach Mr. Handy by calling him at (513) 607-3957 or by email to chandy702@aol.com. If you need to reach someone at Convergys, please contact his administrative assistant at [to be supplied by Convergys].”

B. Separation Payment – Consideration. In exchange for the promises and releases of EMPLOYEE, and in satisfaction of all obligations to EMPLOYEE under his employment agreement dated December 31, 2008 (“Employment Agreement”), effective immediately following the eighth day after execution of this Agreement by the parties (unless it is revoked by EMPLOYEE as set forth below), CONVERGYS agrees as follows:

1.	On the eighth day after execution of this Agreement by EMPLOYEE (unless it is revoked by EMPLOYEE as set forth below), CONVERGYS shall pay EMPLOYEE the sum of $50,000.00 (less required withholdings) for EMPLOYEE’s use for tax preparation and other services;

2.	CONVERGYS shall pay EMPLOYEE , on January 15, 2011, the sum of $1,290,000 (less required withholdings), which EMPLOYEE acknowledges and agrees satisfies, and exceeds the value of, all obligations to him under the Employment Agreement and any benefit plan

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YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY

BEFORE SIGNING THIS DOCUMENT.

or policy of CONVERGYS, including but not limited to the Severance Pay plan, grants of restricted stock, Time-Based Restricted Stock Unit Awards (“TRSUs”), Performance-Based Restricted Stock Unit Awards (“PRSUs”), any other retention or grants, the Convergys Supplemental Executive Retirement Plan (as referenced in paragraph 9 of the Employment Agreement, the “SERP”), performance cash awards, and all other compensation and employee benefit plans, policies, or arrangements (all without admitting that EMPLOYEE is eligible for or entitled to any such benefits). In this regard, the parties specifically agree and acknowledge that EMPLOYEE is not entitled to any amounts under and has no vested benefits in the SERP. Notwithstanding the foregoing, the parties agree and acknowledge that the amounts being paid pursuant to this Agreement specifically exclude EMPLOYEE’s vested benefits, if any, in the Convergys Corporation Pension Plan, the Convergys Corporation Excess Plan, and the Convergys Corporation Retirement and Savings Plan (referred to herein as “Vested Benefits”) and agree that EMPLOYEE’s Vested Benefits under such plans shall be paid out to him pursuant to the terms of such plans.

The payments provided in subsections B.1 and B.2 are intended to be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, as short term deferrals. As such, based on the parties mutual good faith belief that the payments provided in subsections B.1 and B.2 do not constitute deferred compensation, CONVERGYS shall treat the payments provided in subsections B.1 and B.2 as being exempt from Code Section 409A for all applicable tax reporting obligations. The parties agree and understand that, in doing so, Convergys does not promise or warrant any tax treatment of any compensation hereunder.

All issues related to non-vested benefits and amounts owed to EMPLOYEE under the Employment Agreement and any compensation or benefit plan, policy, or arrangement of CONVERGYS, specifically including but not limited to Severance Pay plan, grants of restricted stock, TRSU retention or other grant, SERP, PRSUs, performance cash awards, and all other benefits (all without admitting that EMPLOYEE is eligible for or entitled to any such benefits) are resolved through this Agreement, and EMPLOYEE agrees that the amounts and benefits payable to him under this Agreement fully satisfy and exceed the obligations of CONVERGYS to him under the Employment Agreement and any benefit plan or policy of CONVERGYS except any Vested Benefits. The parties acknowledge that certain of the benefits to which EMPLOYEE may be entitled, or would be entitled if employment continued under the Employment Agreement, could increase (or decrease) in value, and agree that the payments set forth above resolve all such issues.

C. Release and Affirmations. In consideration of the promises and agreements of CONVERGYS set forth above, EMPLOYEE, on behalf of himself and his heirs and estate, release CONVERGYS, and each of their directors, employees, agents, representatives, successors, and assigns from any and all claims, liabilities, promises, agreements, and lawsuits (including claims for attorneys’ fees, costs, back pay, front pay, benefits, and punitive and compensatory damages) of any nature, including those:

1. asserting liability and/or claims under CONVERGYS policies, benefit plans, or compensation arrangements (including any tax liability or penalties associated with any payments received under this Agreement), or

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2. arising from or related to EMPLOYEE’s employment with CONVERGYS or EMPLOYEE’s separation from employment, including any and all claims of race, color, sex, national origin, ancestry, religion, disability, age or other discrimination, harassment, or retaliation under the Ohio Civil Rights Act, Section 4112 (and sections following), the Ohio Whistleblower’s Act, Section 4113.52 (and sections following), the Ohio Workers’ Compensation Retaliation Law, Section 4123.90, any similar or related statutes of Ohio or any other state or district, Title VII of the Civil Rights Act of 1964, 42 USC Section 2000e (and sections following), the Employee Retirement Income Security Act, 29 USC Section 1001 (and sections following), the Reconstruction Era Civil Rights Act, 42 USC Section 1981 (and sections following), the Age Discrimination in Employment Act (“ADEA”), 29 USC Section 621 (and sections following), the Americans with Disabilities Act, 42 USC Section 12101 (and sections following), the Family and Medical Leave Act, 29 USC Section 2601 (and sections following), the Worker Adjustment and Retraining Notification Act, 29 USC Section 2100 (and sections following), the Sarbanes-Oxley Act, 15 USC Section 7201 (and sections following), the Occupational Safety and Health Act, 29 USC Section 651 (and sections following), and the amendments to such laws, as well as any related statute of any state or district, or

3. based on a theory of breach of contract, promissory estoppel, wrongful termination, personal injury, defamation, loss of consortium, distress, humiliation, loss of standing and prestige, public policy, or any other tort, whether such claims are known or unknown, which EMPLOYEE now has or claims to have against CONVERGYS for circumstances arising out of or connected with EMPLOYEE’s employment with CONVERGYS, EMPLOYEE’s separation, or any other event or circumstance occurring prior to the revocation date for this Agreement, and also including any claims that may depend upon the identity (whether known or unknown to EMPLOYEE) of CONVERGYS’ selection of anyone to perform some or all of the duties formerly performed by EMPLOYEE. EMPLOYEE further releases the stockholders of CONVERGYS from any and all claims, liabilities, promises, agreements, and lawsuits (including claims for attorneys’ fees, costs, back pay, front pay, benefits, and punitive and compensatory damages) relating to his employment with or separation from CONVERGYS, Notwithstanding the foregoing, the parties agree and acknowledge that this release excludes and EMPLOYEE hereby reserves all rights and claims, if any, that he might otherwise have (a) for indemnification and/or insurance coverage for actions taken by him as an officer of CONVERGYS, (b) related to the Vested Benefits, and (c) as a stockholder of CONVERGYS for any event or circumstance occurring after the revocation date for this Agreement.

EMPLOYEE acknowledges and agrees that his retirement and this Agreement is not part of “an exit incentive or other employment termination program offered to a group or class of employees” (as that phrase is used in the Older Worker Benefit Protection Act), but is rather an event contemplated by the Employment Agreement Nevertheless, EMPLOYEE has been provided with information concerning the employees eligible and not eligible for severance payments in connection with the relevant separations from employment.

EMPLOYEE agrees to immediately withdraw any lawsuit EMPLOYEE may have already filed against CONVERGYS, and agrees not to file any lawsuit against CONVERGYS in the future

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with respect to any claim released under this Agreement. EMPLOYEE waives any right to re-employment with CONVERGYS, and agrees that CONVERGYS may reject any application EMPLOYEE makes for re-employment without any liability.

EMPLOYEE affirms that EMPLOYEE has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which EMPLOYEE may be entitled, and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to EMPLOYEE, except as provided in this Agreement and any Vested Benefits. EMPLOYEE further affirms that EMPLOYEE has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.

CONVERGYS affirms that, as of the date of this Agreement, CONVERGYS knows of no conduct by EMPLOYEE which would constitute “cause” for discharge (as defined in the Employment Agreement) and no violation of EMPLOYEE’s Non-Disclosure and Non-Competition Agreement.

D. Confidentiality.

1. EMPLOYEE acknowledges that in the course of employment with CONVERGYS, EMPLOYEE has been entrusted with or obtained access to information proprietary to CONVERGYS with respect to the following (the “Information”): the organization and the management of CONVERGYS; the names, addresses, buying habits and other special information regarding past, present, and potential customers, employees, and suppliers of CONVERGYS; customer and supplier contracts and transactions or price lists of CONVERGYS and suppliers; products, services, programs, and processes sold, licensed, or developed by CONVERGYS; technical data, plans, and specifications, present and/or future development projects of CONVERGYS; financial and/or marketing data respecting the conduct of the present or future phases of business of CONVERGYS; computer programs, systems, and/or software; ideas, inventions, trademarks, business information, know-how, processes, improvements, designs, redesigns, discoveries, and developments of CONVERGYS; customer requirements; requests for proposals; responses to requests for proposals; CONVERGYS sales and marketing materials and other information considered confidential by CONVERGYS, or customers or suppliers of CONVERGYS.

2. EMPLOYEE agrees to continue to retain the Information in absolute confidence and not to disclose the Information to any person or organization except persons within CONVERGYS who have a need to know. EMPLOYEE agrees that if, despite the representation set forth below in section E. that EMPLOYEE has returned all CONVERGYS property, EMPLOYEE discovers that EMPLOYEE has retained any Information in tangible form, including any copies, EMPLOYEE will inform CONVERGYS and return such Information.

3. In consideration of the amounts to be paid EMPLOYEE pursuant to section B. above, EMPLOYEE agrees that it is reasonable and necessary for the protection of the goodwill and business of CONVERGYS that EMPLOYEE make the covenants contained in this

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section D. and that CONVERGYS will suffer irreparable injury if EMPLOYEE engages in conduct prohibited by this section D. EMPLOYEE represents that EMPLOYEE has thoroughly reviewed the terms of these covenants and acknowledges that unless specifically noted, this Agreement does not supersede or extinguish EMPLOYEE’s preexisting confidentiality and other obligations to CONVERGYS.

4. EMPLOYEE expressly acknowledges that any breach or violation of any of the covenants made by EMPLOYEE in this section D. will cause immediate and irreparable injury to CONVERGYS, and that in the event of a breach or threatened or intended breach of this Agreement by EMPLOYEE, CONVERGYS, in addition to all other legal and equitable remedies available to it, will be entitled to injunctions, both preliminary and temporary, and restraining orders, enjoining and restraining such breach or threatened or intended breach.

E. Return of CONVERGYS Property. EMPLOYEE certifies that EMPLOYEE has delivered to CONVERGYS or caused to be delivered to CONVERGYS the following:

1. all CONVERGYS equipment and property and all documents or other tangible materials (whether originals, copies, or abstracts, and including, without limitation, price lists, question guides, outstanding quotations, books, records, manuals, files, sales literature, training materials, calling or business cards, credit cards, customer lists or records, correspondence, computer printout documents, contracts, orders, messages, phone and address lists, memoranda, notes, work papers, agreements, drafts, invoices and receipts) which in any way relate to CONVERGYS’ or its affiliates’ business and were furnished to EMPLOYEE by CONVERGYS or its affiliates or were prepared, compiled, used, or acquired by EMPLOYEE while employed by CONVERGYS, excluding personal items paid for by EMPLOYEE and agreements between CONVERGYS and EMPLOYEE;

2. all keys, combinations, badges and access codes to the premises, facilities, and equipment of CONVERGYS and/or its affiliates (including without limitation, the offices, desks, furnished to EMPLOYEE by CONVERGYS or its affiliates. The storage cabinets, safes, data processing systems, and communications equipment), whether above reference includes any personal property, equipment, or documents prepared, used, or acquired by EMPLOYEE with funds expended by CONVERGYS or its affiliates while EMPLOYEE was employed by CONVERGYS, excluding personal items paid for by EMPLOYEE; and

3. all monies owed by EMPLOYEE to CONVERGYS for whatever reason.

F. General.

1. This Agreement constitutes the entire agreement and understanding of the parties regarding its subject matter and supersedes all prior agreements, arrangements, and understandings with EMPLOYEE, except any Non-Disclosure and Non-Competition Agreement signed by EMPLOYEE, which remains in full force and effect. This Agreement may be amended or modified only by a writing signed by the parties.

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2. No waiver with respect to any provision of this Agreement will be effective unless in writing. The waiver by either party of a breach of any provision of this Agreement by the other will not operate or be construed as a waiver of any other or subsequent breach.

3. The section headings contained in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

4. This Agreement will be binding upon and inure to the benefit of CONVERGYS, its subsidiaries, affiliates, successors and assigns, and EMPLOYEE, EMPLOYEE’s heirs and personal representatives.

5. EMPLOYEE agrees to keep confidential, and will not disclose or reveal, the existence or the terms and conditions of this Agreement, except to EMPLOYEE’s spouse, counsel, or tax consultant, on whose behalf EMPLOYEE also promises confidentiality.

6. EMPLOYEE acknowledges that:

(i)	EMPLOYEE was given 45 days to consider this Agreement, that EMPLOYEE may revoke this Agreement within (seven) 7 days after signing it by providing CONVERGYS with notice of revocation, c/o Karen Bowman, General Counsel, 201 East Fourth Street, Cincinnati, OH 45202, and that, in the event of such revocation, CONVERGYS will have no obligations under this Agreement;

(ii)	EMPLOYEE has not been pressured, coerced, or otherwise forced to execute this Agreement and EMPLOYEE is entering into this Agreement voluntarily;

(iii)	EMPLOYEE has not relied upon any statement or promise made by or on behalf of CONVERGYS that is not contained in this Agreement;

(iv)	EMPLOYEE understands this Agreement;

(v)	EMPLOYEE understands and intends that this Agreement fully and completely releases CONVERGYS from any claims EMPLOYEE may have;

(vi)	the consideration EMPLOYEE is to receive from CONVERGYS includes consideration to which EMPLOYEE is not entitled without execution of this Agreement, and;

(vii)	EMPLOYEE understands EMPLOYEE’s right, and has been advised, to discuss this Agreement with EMPLOYEE’s private attorney.

7. Timing is of the essence for all payments provided for herein.

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8. The laws of Ohio will govern this Agreement without giving effect to conflicts of law provisions.

Convergys Corporation

By: /s/ Karen R. Bowman	/s/ Clark D. Handy
Clark D. Handy

Date: November 10, 2010	Date: November 8, 2010

Witness: /s/ Wijdan Vreisat

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